                      [CHRONIMED STATSCRIPT PHARMACY LOGO]
                    Specialty Pharmacy. Specialty Solutions.

                                                                    EXHIBIT 99.1

NEWS RELEASE



              CHRONIMED REPORTS FISCAL 2005 SECOND QUARTER RESULTS

     EARNINGS OF $0.07 PER SHARE; $0.13 PER SHARE EXCLUDING MERGER EXPENSES


MINNEAPOLIS, JANUARY 26, 2005 -- Chronimed Inc. (Nasdaq: CHMD) reported its fiscal 2005 second quarter results ended December 31, 2004. Total Company revenue was $146.4 million for the quarter, up $15.0 million or 11% from $131.4 million in the prior year's second quarter. Reported net income for the quarter was $1.0 million, or $0.07 per share. Excluding merger expenses, adjusted net income in the current quarter was $1.7 million, or $0.13 per share. Reported net income for last year's second quarter was $1.5 million or $0.11 per share. A reconciliation of reported net income under generally accepted accounting principles (GAAP) to adjusted net income is addressed in the Question and Answer Section below in this earnings release.

Henry F. Blissenbach, Chronimed's Chairman and Chief Executive Officer commented, "I am extremely pleased with our performance for the quarter. We exceeded our revenue expectations with good sequential growth from our new federal HIV contract and from improvements in our biotech injectables program. We also exceeded our earnings expectations as our gross margins have held relatively steady despite continuing price pressure. Spending control has been excellent. I am very enthusiastic about our future and the opportunities that the upcoming merger with MIM will bring to our employees and shareholders."

SECOND QUARTER RESULTS
----------------------

The Company stated that its disease mix stayed relatively constant in the second quarter, while overall revenue grew 11% over the year ago quarter. Approximately 52% of this quarter's revenue is from HIV patients compared to 53% in the prior year quarter; 18% is from organ transplant compared to 18% in the prior year quarter; and other diseases contributed 30%, compared to 29% in the prior year quarter. The HIV revenue grew 8%, slowed due to declines in Fuzeon prescriptions; organ transplant grew 8%, impacted by Medicare price reductions; and other conditions grew 21%, made up primarily of rheumatoid arthritis and multiple sclerosis revenue growth.

Gross profit dollars for the second quarter increased to $15.8 million from $15.6 million for the same period a year ago, despite a drop in the gross margin rate from 11.9% in the second quarter a year ago to 10.8% in this year's second quarter. The decline in the second quarter gross margin rate is primarily due to reductions in reimbursement from several payors. Compared to the first quarter just ended, the second quarter gross margin rate was down slightly from 10.9% to 10.8%.

Reported operating expenses for the quarter were $14.3 million, or 9.7% of revenue compared to the prior year's operating expenses of $13.4 million, or 10.2% of revenue. Excluding $1.2 million in pre-tax merger expenses, operating expenses were $13.1 million, improving to 8.9% of revenue, down $0.3 million from the prior year quarter. The 130 basis point improvement in operating expenses as a percent of revenue (excluding merger expenses) comes from the leveraging of general and administrative expenses over increasing volumes.

SIX MONTH YEAR TO DATE RESULTS
------------------------------

Revenue for the first six months of fiscal 2005 was $289.0 million, up $29.0 million or 11% from $260.0 million in the year ago period. HIV revenue grew $14.5 million or 11% over the year ago period, driven by same-store growth and the new exclusive HIV federal distribution contract, offset by declines in Fuzeon. Organ transplant revenue grew $3.8 million or 8% over the year ago period driven by the execution of our sales strategy of utilizing StatScript stores in key locations to gain transplant center referrals. The remainder of the business increased $10.7 million or 14% from the year ago period primarily due to growth in rheumatoid arthritis and multiple sclerosis offset by declines in oncology and hepatitis c.

Gross profit for the first six months increased $0.6 million, or 2%, to $31.4 million compared to $30.8 million in the same period a year ago. Gross margin for the six month period was 10.9% compared to 11.8% in the same period a year ago. The expected decline in gross margin percentage is due to reduction in reimbursement from several payors.

Reported operating expenses for the first six months were $28.3 million, or 9.8% of revenue compared to prior year's operating expenses of $26.3 million, or 10.1% of revenue. Excluding $2.1 million in pre-tax merger expenses, operating expenses were $26.2 million, improving to 9.1% of revenue, down $0.1 million from the prior year period. The 100 basis point improvement in operating expenses as a percent of revenue (excluding merger expenses) comes from the leveraging of general and administrative expenses over increasing volumes.

Reported net income for the first six months of fiscal 2005 was $2.1 million, or $0.16 per share. Excluding merger expenses, adjusted net income for the first six months was $3.2 million, or $0.25 per share. Adjusted net income for last year's first six months was $2.9 million, or $0.23 per share.

QUESTION AND ANSWER SECTION
---------------------------

In addition to the information noted above, we are providing the following questions and answers regarding our business activities for the quarter:

1. Would you reconcile reported net income after tax under generally accepted accounting principles (GAAP) to adjusted net income after tax referred to in the earnings release?

     Dollars in thousands, except EPS.

                                             THREE MONTHS ENDED                            SIX MONTHS ENDED
                                  -----------------------------------------    ---------------------------------------
                                     DEC. 31, 2004         DEC. 26, 2003          DEC. 31, 2004       DEC. 26, 2003
                                  NET INCOME     EPS    NET INCOME     EPS     NET INCOME     EPS   NET INCOME    EPS
                                  ----------   ------   ----------   ------    ----------   ------  ----------  ------

     GAAP reported net income     $    970     $ 0.07    $  1,461    $ 0.11     $  2,122    $ 0.16   $  3,464   $ 0.27

     Merger related costs              729       0.06          --        --        1,275      0.10         --       --
     Other income from note
     receivable                         --         --          --        --         (153)    (0.01)        --       --
     Non-cash tax benefit               --         --          --        --           --        --       (597)   (0.04)
                                  -----------------------------------------     --------------------------------------
     As adjusted - net income     $  1,699     $ 0.13    $  1,461    $ 0.11     $  3,244    $ 0.25   $  2,867   $ 0.23
                                  =========================================     ======================================


2. What financial guidance are you providing for Chronimed's upcoming third quarter ending March 2005?

     Due to the pending merger with MIM Corporation, Chronimed will not be providing specific revenue and earnings guidance for its fiscal third quarter ending March 2005. Two key items that will impact fiscal third quarter and beyond include Aetna and a new Medicare dispensing fee. As previously disclosed, the Aetna specialty pharmacy distribution contract, which accounts for approximately 20% of total company revenue, will end on February 28, 2005. On a positive note, Medicare instituted a new organ transplant dispensing fee effective January 1, 2005, that will partially offset the negative earnings impact of the Aetna loss.

3.   What is the current timing for completion of the merger with MIM
     Corporation?

     We expect to distribute the proxy to shareholders within the next week and complete the merger by March 31, 2005.

CONFERENCE CALL INFORMATION
---------------------------

Chronimed invites interested parties to participate in the second quarter financial results conference call on Thursday, January 27, 2005, 10:00 a.m. EST. To participate in the conference call, dial 415-908-4750 at least five to ten minutes prior to the scheduled time, and follow the operator's instructions. The conference call will also be webcast live over the Internet. To participate, logon to the Company's website at www.chronimed.com.

If you are unable to join the live call, it will be archived on Chronimed's website. In addition, a recording of the conference call will be available for a 24-hour period beginning at 1:00 p.m. EST. To access the replay during this period, call 800-633-8284 or 402-977-9140 and enter reservation number 21229748.

ABOUT CHRONIMED INC.
--------------------

Chronimed Inc. is a specialty pharmacy that distributes prescription drugs and provides specialized therapy management services for people with certain conditions, including HIV/AIDS, organ transplants, and diseases treated with biotech injectable medications. Chronimed works with patients, physicians and other health care providers, pharmaceutical manufacturers, health plans and insurers, and government agencies to improve clinical and economic outcomes. Chronimed's web site address is www.chronimed.com.

Information contained in this press release and associated schedules, other than historical or current facts, should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. These factors include, but are not limited to, the following: our ability to maintain satisfactory on-going arrangements with biopharmaceutical manufacturers and wholesalers, and their ability to satisfy our volume, pricing, and product requirements; decrease in demand for drugs we handle; changes in Medicare or Medicaid reimbursement, rules and regulations; loss of relationships with, and/or significant reductions in reimbursements from, payors (including Aetna or other material contracts); negative cost containment trends or financial difficulties by our payors; changes in or unknown violations of various federal, state, and local regulations; costs and other effects of legal or administrative proceedings; the adoption of new or changes to existing accounting policies and practices and the application of such policies and practices; the amount and rate of growth in our selling, general and administrative expenses; the impairment of a significant amount of our goodwill; the effects of and changes in, trade, monetary and fiscal policies, laws and regulations; other activities of government agencies; increased competition; our ability to obtain competitive financing to fund operations and growth; continuing qualifications to list our securities on a national stock exchange; developments in medical research affecting the treatment or cure of conditions for which we distribute medications; the ability of management and accounting controls to assure accurate and timely recognition of revenue and earnings; computer system, software, or hardware failures or malfunctions; loss or retirement of key executives or changes in ownership; and adverse publicity, news coverage, and reporting by independent analysts. These and other risks and uncertainties are discussed in further detail in the cautionary statement filed as Exhibit 99.1 as part of Chronimed's annual report and Form 10-K filed with the Securities and Exchange Commission.


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CONTACT:

Chronimed Inc.
Investor Relations
Brad Schumacher, (952) 979-3942
                                     (more)


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                                 CHRONIMED INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                      THREE MONTHS ENDED           SIX MONTHS ENDED
                                  --------------------------  --------------------------
                                  DECEMBER 31,  DECEMBER 26,  DECEMBER 31,  DECEMBER 26,
                                     2004          2003          2004          2003
----------------------------------------------------------------------------------------
Revenue                            $ 146,408    $ 131,361    $ 289,033    $   259,963

Cost of revenue                      130,649      115,764      257,667        229,191
-------------------------------------------------------------------------------------
        Gross profit                  15,759       15,597       31,366         30,772

Operating expenses
    Selling and marketing              1,381        1,430        2,871          2,752
    General and administrative        10,683       11,016       21,269         21,719
    Merger related costs               1,195           --        2,091             --
    Bad debt                           1,015          920        2,056          1,854
-------------------------------------------------------------------------------------
        Total operating expenses      14,274       13,366       28,287         26,325

Income from operations                 1,485        2,231        3,079          4,447

Interest income                          105           48          149            100
Interest expense                          (1)          (3)          (1)            (4)
Other income                              --           75          251             75
-------------------------------------------------------------------------------------

Income before income taxes             1,589        2,351        3,478          4,618
Income tax expense                      (619)        (890)      (1,356)        (1,154)
-------------------------------------------------------------------------------------
Net income                         $     970    $   1,461    $   2,122    $     3,464
=====================================================================================

Basic net income per share         $    0.08    $    0.12    $    0.17    $      0.27
Diluted net income per share       $    0.07    $    0.11    $    0.16    $      0.27
=====================================================================================

Basic weighted-average shares         12,824       12,663       12,824         12,623
Diluted weighted-average shares       12,941       12,990       12,961         13,042



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                                 CHRONIMED INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                 DECEMBER 31,
                                                                    2004       JULY 2,
                                                                 (UNAUDITED)    2004
--------------------------------------------------------------------------------------
ASSETS
Current assets
    Cash and cash equivalents                                     $ 20,698   $ 16,624
    Short-term investments                                              --      1,507
    Accounts receivable (net of allowances of $7,075 and $6,321     39,987     41,932
       at December 31, 2004, and  July 2, 2004, respectively)
    Inventory                                                       10,553     10,348
    Prepaid expenses                                                 3,662      1,441
    Income taxes receivable                                            356        220
    Deferred taxes                                                   2,250      2,913
-------------------------------------------------------------------------------------
        Total current assets                                        77,506     74,985

Property and equipment, net                                          4,407      4,942

Goodwill                                                            34,480     34,480
Other assets, net                                                      143        147
-------------------------------------------------------------------------------------
Total assets                                                      $116,536   $114,554
=====================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable                                              $ 12,291   $ 12,486
    Accrued expenses                                                 4,414      3,865
    Accrued bonus                                                      885      1,654
-------------------------------------------------------------------------------------
        Total current liabilities                                   17,590     18,005

Deferred taxes                                                       2,201      1,938

Shareholders' equity
    Preferred stock
    Common stock, issued and outstanding shares--
          12,824 and 12,823, respectively                              128        128
    Additional paid-in capital                                      58,344     58,332
    Retained earnings                                               38,273     36,151
-------------------------------------------------------------------------------------
        Total shareholders' equity                                  96,745     94,611
-------------------------------------------------------------------------------------
        Total liabilities and shareholders' equity                $116,536   $114,554
=====================================================================================

                                 CHRONIMED INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                                     SIX MONTHS ENDED
                                                                                --------------------------
                                                                                DECEMBER 31,  DECEMBER 26,
                                                                                    2004         2003
----------------------------------------------------------------------------------------------------------
Operating activities
        Net income                                                                $  2,122    $  3,464

    Adjustments to reconcile income to net cash (used in) provided by operating activities:
            Depreciation and amortization                                            1,177       1,135
            Deferred income taxes                                                      926          --
            Changes in operating assets and liabilities:
                Accounts receivable                                                  1,945      (2,174)
                Income taxes                                                          (136)       (772)
                Inventory                                                             (205)     (3,515)
                Accounts payable                                                      (195)     (1,628)
                Accrued expenses                                                      (220)        133
                Other assets                                                        (2,217)     (1,298)
------------------------------------------------------------------------------------------------------
        Net cash (used in) provided by operating activities                          3,197      (4,655)

Investing activities
    Purchases of property and equipment                                               (642)     (1,067)
    Sale (purchase) of short-term investments                                        1,507      (1,525)
    Acquisition of Accent Rx                                                            --      (4,201)
------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                                          865      (6,793)

Financing activities
    Net proceeds from issuance of common stock                                          12         840
------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                                       12         840

(Decrease) increase in cash and cash equivalents                                     4,074     (10,608)
Cash and cash equivalents at beginning of year                                      16,624      22,854
------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                        $ 20,698    $ 12,246
======================================================================================================